Exhibit 14.1

Star Mountain Lower Middle-Market Capital Corp. and
Star Mountain Fund Management, LLC

Rule 17j-1 Code of Ethics

Last updated: March 2025

I.	STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

This Code of Ethics (the “Code”) has been adopted by Star Mountain Lower Middle-Market Capital Corp. (the “BDC”) and Star Mountain Fund Management, LLC (the “Advisor”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the BDC may abuse their fiduciary duty to the BDC, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed.

The Code is based on the principle that the directors and officers of the BDC, and the managers, partners, officers and employees of the Advisor, who provide services of an investment advisory nature to the BDC, owe a fiduciary duty to the BDC to conduct their personal securities transactions in a manner that does not interfere with the BDC’s transactions or otherwise take unfair advantage of their relationship with the BDC. All Access Persons (as defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. Any Access Persons who are affiliated with the Advisor or another entity that is a registered investment adviser is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by the Advisor and such other investment adviser. The Advisor maintains its own Code of Ethics pursuant to Section 204A-1 under the Investment Advisers Act of 1940 (the “Advisor’s Code of Ethics”). The Advisor will provide a written report, at least annually, to the BDC’s board of directors describing any issues arising under the Advisor’s Code of Ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Advisor’s Code of Ethics or procedures and sanctions imposed in response to material violations and certifying that the Advisor has adopted procedures reasonably necessary to prevent violations of the Advisor’s Code of Ethics.

Technical compliance with the Code will not automatically insulate any Access Persons from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the BDC. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the BDC and its stockholders. In sum, all Access Persons shall place the interests of the BDC before their own personal interests.

All Access Persons must read and retain this Code of Ethics.

II.	DEFINITIONS

A.	“Access Person” means any director, officer, general partner or Advisory Person (as defined below) of the BDC or the Advisor.

B.
An “Advisory Person” of the BDC or the Advisor means: (i) any director, officer general partner or employee of the BDC or the Advisor, or any company in a Control (as defined below) relationship to the BDC or the Advisor, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the BDC, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the BDC or the Advisor, who obtains information concerning recommendations made to the BDC with regard to the purchase or sale of any Covered Security by the BDC.

C.
“Beneficial Ownership” is defined broadly to include ownership by any person who, directly or indirectly, through any contract, fund or other arrangement, understanding, relationship, or otherwise has or shares with respect to such security (a) voting power (defined as the power to vote, or to direct the voting of, such security) or (b) investment power (defined as the power to dispose, or to direct the disposition of, such security). Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

D.	“Chief Compliance Officer” or “CCO” means the Chief Compliance Officer of the BDC and/or the Advisor, as the context requires.

E.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

F.
“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Except that “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”).1 Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

G.	“Independent Director” means a director of the BDC who is not an “interested person” of the BDC within the meaning of Section 2(a)(19) of the 1940 Act.

1 “Derivative” means any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security.

H.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act.

I.
“Investment Personnel” of the BDC or the Advisor means: (i) any employee of the BDC or the Advisor (or of any company in a Control relationship to the BDC or the Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the BDC; and (ii) any natural person who controls the BDC or the Advisor and who obtains information concerning recommendations made to the BDC regarding the purchase or sale of securities by the BDC.

J.
“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(5) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

K.	“Security Held or to be Acquired” by the BDC means:

1.	any Covered Security which, within the most recent 15 days: (A) is or has been held by the BDC; or (B) is being or has been considered by the BDC or the Advisor for purchase by the BDC; and

2.	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in Section II.G and footnote 1 above.

III.	OBJECTIVE AND GENERAL PROHIBITIONS

Access Persons may not engage in any investment transaction under circumstances in which such Access Persons benefits from or interferes with the purchase or sale of investments by the BDC. In addition, Access Persons may not use information concerning the investments or investment intentions of the BDC, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the BDC.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the BDC. In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the BDC, or any affiliated person of the Advisor, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the BDC to:

A.	employ any device, scheme or artifice to defraud the BDC;

B.
make any untrue statement of a material fact to the BDC or omit to state to the BDC a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

C.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the BDC; or

D.	engage in any manipulative practice with respect to the BDC.

Access Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section VIII below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

IV.	PROHIBITED TRANSACTIONS

A.
Other than securities purchased or acquired by a fund affiliated with the BDC pursuant to a permitted co-investment transaction, an Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which such person has direct or indirect Beneficial Ownership, if such person knows or should know at the time of entering into the transaction that: (1) the BDC has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) the Advisor has within the last 15 calendar days considered purchasing or selling the Covered Security for the BDC or within the next 15 calendar days intends to consider purchasing or selling the Covered Security for the BDC.

B.
Investment Personnel of the BDC or the Advisor must obtain pre-approval from the BDC’s CCO or the Advisor’s CCO, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any Covered Securities in an Initial Public Offering or in a Limited Offering, except when the securities are acquired by a fund affiliated with the BDC pursuant to a permitted co-investment transaction. The approval must be obtained from the Advisor’s CCO unless either CCO is the person seeking the approval, in which case it must be obtained from the Chief Executive Officer of the BDC or the Advisor, as the case may be.

C.
No Access Person shall recommend any transaction in any Covered Securities by the BDC without having disclosed to the BDC’s CCO his or her interest, if any, in the Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of the issuer; any contemplated transaction by the Access Person in the Covered Securities; any position the Access Person (or any person to whom the Access Person is related, by blood or marriage, and is known) has with the issuer; and any present or proposed business relationship between the issuer and the Access Person (or a party in which the Access Person has a significant interest).

V.	REPORTS BY ACCESS PERSONS

A.	Initial and Annual Personal Securities Holdings Reports.

All Access Persons shall (i) within 10 days of the date on which they become Access Persons, and (ii) thereafter, on an annual basis within 45 days after a specified date, disclose the title, number of shares and principal amount of all Covered Securities in which they have a direct or indirect Beneficial Ownership. Each Personal Securities Holdings Report shall state the date it is being submitted. The information must be current as of a date not more than 45 days prior to (x) the date the person becomes an Access Person, in the case of initial holdings reports, and (y) the date when the report is submitted, in the case of annual holdings reports.

B.	Quarterly Securities Transaction Reports.

Within 30 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any direct or indirect Beneficial Ownership.

A Quarterly Securities Transaction Report shall be in such form approved by the Chief Compliance Officer and must contain the following information with respect to each reportable transaction:

1.	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

2.
Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

3.	Name of the broker, dealer or bank with or through whom the transaction was effected; and

4.	The date the report is submitted by the Access Person.

C.	Independent Directors.

Notwithstanding the reporting requirements set forth in this Section V, an Independent Director who would be required to make a report under this Section V solely by reason of being a director of the BDC is not required to file a Personal Securities Holding Report upon becoming a director of the BDC or an annual Personal Securities Holding Report.

An Independent Director also need not file a Quarterly Securities Transaction Report unless such director knew or, in the ordinary course of fulfilling his or her official duties as a director of the BDC, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the director such Covered Security is or was purchased or sold by the BDC or the Advisor considered purchasing or selling such Covered Security.

D.	Access Persons of the Advisor.

An Access Person of the Advisor need not make a Quarterly Securities Transaction Report if all of the information in the report would duplicate information required to be recorded pursuant to the Advisor’s Code of Ethics.

E.	Brokerage Accounts and Statements.

Access Persons, except Independent Directors, shall:

1.
within 30 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

2.	instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer.

3.	on an annual basis, certify that they have complied with the requirements of 1 and 2 above.

F.	Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

G.	Responsibility to Report.

Access Persons will be informed of their obligations to report, however, it is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section V. Any effort by the BDC, or by the Advisor and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

H.	Where to File Reports.

All Quarterly Securities Transaction Reports and Initial and Annual Personal Securities Accounts and Holdings Reports must be filed with the specified CCO.

I.	Disclaimers.

Any report required by this Section V may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

VI.	CONFIDENTIALITY OF THE BDC’S TRANSACTIONS

Until disclosed in a public report to stockholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by the BDC shall be kept confidential by all Covered Personnel and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the directors of the BDC.

VII.	ADDITIONAL ANNUAL REQUIREMENTS

No less frequently than annually, the BDC and the Advisor must furnish to the BDC’s board of directors, and the board must consider, a written report that: (A) describes any material issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the BDC and the Advisor, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VIII.	SANCTIONS

Any violation of this Code shall be subject to the imposition of such sanctions by the BDC as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors, provided, however, that with respect to violations by persons who are directors, managers, partners, officers or employees of the Advisor (or of a company that controls the Advisor), the sanctions to be imposed shall be determined by the Advisor (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of trading privileges, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties (as determined by the relevant legal authority.)

IX.	ADMINISTRATION AND CONSTRUCTION

A.	The administration of this Code shall be the shared responsibility of each the BDC’s and the Advisor’s respective CCO.

B.	The shared duties of the CCOs are as follows:

1.
Maintain continuously a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Advisor or of any company that controls the Advisor, and inform all Access Persons of their reporting obligations here under;

2.	On an annual basis, provide all Covered Persons a copy of this Code. In addition, provide to all Covered Persons updated copies of the Code each time it is amended;

3.	Maintain or supervise the maintenance of all records (including pre-clearance and other approvals granted) and reports required by this Code;

4.	Review the contents of holdings reports submitted by Access Persons;

5.
Review reports of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and review the transactions against a listing of all transactions effected by the BDC;

6.	Issue, either personally or with the assistance of counsel, as may be appropriate, any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

7.	Conduct the inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the BDC; and

8.
Submit a written report to the board of directors of the BDC, no less frequently than annually, that describes any issues arising under the Code since the last the report, including but not limited to the information described in Section VII(B) of this Code.

C.	The respective CCO of each the BDC and Adviser shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the Advisor, the following records:

1.	A copy of all codes of ethics adopted by the BDC or the Advisor and their affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

2.	A record of each violation of the codes of ethics and of any action taken as a result of the violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

3.
A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

4.
A copy of each report made by the CCO to the board of directors of the BDC for two (2) years from the end of the fiscal year of any the BDC in which the report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

5.	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to Rule 17j-1 and this Code, or who are or were responsible for reviewing such reports;

6.
A copy of each report required by Section VII.B for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

7.
A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

D.	This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the BDC’s Independent Directors.

Reviewed and Amended: March 26, 2025